SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported)
March  2, 2006

HEALTHTRONICS, INC.

(Exact name of registrant as specified in its charter)

Georgia	000-30406	58-2210668

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1301 Capital of Texas Highway, Suite 200B
Austin, Texas 78746
(Address of principal executive offices including Zip Code)

(512) 328-2892

(Registrant’s telephone number, including area code)

N.A.

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On March 2, 2006, HealthTronics, Inc. (the “Company”) and Argil J. Wheelock, M.D., the Company’s Chairman of the Board, amended that certain Board Service and Release Agreement, dated as of November 10, 2004, by and between the Company and Dr. Wheelock (the “Agreement”), to provide that Dr. Wheelock would receive the $1,410,000 severance payment referred to in Section 3.2 of the Agreement upon Dr. Wheelock no longer serving as Chairman of the Board of the Company. The amendment to the Agreement is attached hereto as Exhibit 10.1. Also on March 2, 2006, Dr. Wheelock resigned from his position as Chairman of the Board of the Company, and the Company therefore is obligated to pay Dr. Wheelock such severance amount. Dr. Wheelock will continue to serve as a member of the Board of Directors of the Company (the “Board”) and will continue to be paid his monthly board service compensation set forth in Section 3.1 of the Agreement.

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

(d)        On March 2, 2006, the Board expanded the size of the Board from eight to nine directors and appointed Kevin A. Richardson II to fill the newly-created directorship. Mr. Richardson has also been appointed as the chairman of the newly-created Strategic Development Committee of the Board, the other members of which are Dr. Wheelock and Kenneth S. Shifrin. Mr. Richardson is currently a partner with Prides Capital Partners, L.L.C., which he co-founded in 2004. The press release announcing Mr. Richardson’s appointment to the Board is attached hereto as Exhibit 99.1.

Based on the Amendment No. 5 to Schedule 13D filed by Prides Capital Partners, L.L.C. with the Securities and Exchange Commission on November 9, 2005, Prides Capital Partners, L.L.C. beneficially owns 5,028,080 shares of common stock of the Company, which represents approximately 14.4% of the outstanding shares of common stock of the Company, based on 34,970,241 shares outstanding on November 1, 2005, as reported in the Company’s Form 10-Q for the three months ended September 30, 2005.

In August 2005, SanuWave, Inc., a company controlled by Prides Capital Partners, L.L.C., acquired the Company’s orthopaedics business unit. Under the terms of the transaction, the Company received $6.4 million in cash, two $2 million unsecured promissory notes, and a small passive ownership interest in SanuWave. The notes bear interest at 6% per annum with no payments for the first five years, then interest-only payments for the next five years with a balloon payment after ten years. As part of the transaction, the Company agreed to provide SanuWave with certain transition services that include certain manufacturing services, sales support, and office support. The Company was paid $100,000 per month for the first six months following the closing of the transaction in return for such services, in addition to receiving reimbursement of certain direct costs to provide the services. The term for the transition services varies according to the specific service involved, but will not in any event extend beyond two years from the closing date.

As described under Item 1.01 above, Dr.Wheelock resigned from his position as Chairman of the Board of the Company. In addition, on March 2, 2006, Mr.Shifrin, Vice Chairman of the Board of the Company, resigned from such position. Both Dr. Wheelock and Mr. Shifrin will continue to serve as members of the Board. The Board appointed R. Steven Hicks, who is currently a member of the Board, to serve as the Non-executive Chairman of the Board.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit Number	Description

10.1	First Amendment to Board Service and Release Agreement, dated as of March 2, 2006, by and between the Company and Argil J. Wheelock.
99.1	Press Release

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HEALTHTRONICS, INC. (Registrant)

Date: March 8, 2006	By:	/s/ James S.B. Whittenburg

	Name: Title:	James S.B. Whittenburg President – AK Specialty Vehicles, Senior Vice President – Development and General Counsel

EXHIBIT INDEX

Exhibit Number	Description of Exhibit

10.1	First Amendment to Board Service and Release Agreement, dated as of March 2, 2006, by and between the Company and Argil J. Wheelock.
99.1	Press Release